Exhibit 99.1
CONTACTS:
Russell Allen, Director – Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
July 25, 2008
Lance, Inc. Reports Results for Second Quarter 2008
•	Reports 2008 quarterly net revenue of $214 million, an 8.4% increase over second quarter 2007, and 6.6% excluding acquisitions

•	Reports 2008 quarterly earnings per diluted share of $0.09; impacted by ingredient and energy cost pressures and temporary inefficiencies related to plant consolidation

•	Lowers full year earnings estimate based on second quarter cost pressures and expectation of higher energy and ingredient costs for remainder of 2008

•	Declares regular quarterly cash dividend of $0.16 per share
Charlotte, NC, — July 25, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue for the second quarter ended June 28, 2008 of $213.6 million, an increase of 8.4% over the prior year second quarter net revenue of $197.0 million. Excluding revenue from the March 2008 acquisition of premium cookie manufacturer Brent & Sam’s, net revenue for the second quarter increased 6.6% over the prior year second quarter.
The Company’s branded product sales, which represented 63% of total sales in the quarter, grew 6%, driven by higher selling prices, continued strong volume growth in Lance branded home-pack sandwich crackers and Cape Cod branded potato chips, and incremental branded sales from the Brent & Sam’s acquisition, which added approximately 1%. Quarterly sales gains were partially offset by the continued planned decline in certain trade channels and product lines that the Company has deemphasized as part of its focused growth strategy.
The Company’s non-branded product sales, which represented 37% of total sales in the quarter, increased approximately 12% from the prior year, driven by higher selling prices, continued volume growth from existing private brand customers, new product introductions and incremental private brand sales from the Brent & Sam’s acquisition, which added approximately 4%. These increases were partially offset by a decline in sales to certain contract manufacturing customers.
Lance realized second quarter 2008 net income from continuing operations of $2.7 million, or $0.09 per diluted share, compared to second quarter 2007 net income from continuing operations of $9.3 million, or $0.30 per diluted share.
Net income in the second quarter of 2008 as compared to the second quarter of 2007 was adversely impacted by an approximate $18 million pre-tax increase in the cost of ingredients and higher energy costs of approximately $3 million. The Company increased prices to its customers during the first and second quarters of 2008 in an effort to offset rising ingredient costs; however, the timing and amount of these price increases was not sufficient to offset the increased ingredient and energy costs, resulting in a decline in operating profit during both the first and second quarters of 2008. In addition, during the second quarter the Company incurred incremental expenses related to operational inefficiencies from the consolidation of its Canadian manufacturing facilities. The Company expects these operational inefficiencies to be eliminated during the third quarter of 2008.
Net revenue from continuing operations for the six months ended June 28, 2008 was $411.6 million, an increase of approximately 9% compared with the same period in the prior year, and 7% excluding the impact of the Brent & Sam’s acquisition. For the first six months of 2008, net income from continuing operations was $3.4 million, or $0.11 per diluted share, compared to net income from continuing operations of $15.1 million, or $0.49 per diluted share, in the first six months of the prior year.
Comments from Management
”We anticipated our ingredient costs to be higher in the second quarter, therefore we implemented price increases,” commented David V. Singer, President and Chief Executive Officer. “However, our costs for ingredients and energy escalated beyond our expectations; therefore our price increases were not sufficient to restore our profit margins. We are in the process of taking additional pricing actions during the third quarter which will restore our profit margins once these new prices are implemented.”
Mr. Singer continued, “In addition to pressure from input costs during the quarter, we experienced higher than expected costs associated with the consolidation of our Canadian sugar wafer facilities. The consolidation of our facilities from three locations to two required the relocation and setup of multiple manufacturing lines across both remaining locations. The consolidation resulted in some anticipated one-time costs; however initial productivity of the consolidated operation has not met our expectations, resulting in unanticipated additional costs. We are aggressively addressing the issues and are confident that we will have the process running smoothly during the third quarter.”
Mr. Singer added, “We continued to drive improvements with our supply chain and DSD efficiency initiatives during the quarter. We drove lower shipping costs, excluding rising fuel costs, with the realignment of our internal and external freight networks, and we increased the leverage of our DSD system with higher sales per route. We are confident our planned price increases during the second half will fully offset the level of ingredient and energy costs we are experiencing as we move through the balance of 2008. Once these costs have been offset, we believe that continued top line growth combined with progress on our cost initiatives will put us back on the path of widening margins that we had established prior to the escalation of ingredient and energy costs.”
Company Revises Revenue and EPS Estimates for 2008
The Company anticipates that the pricing actions it plans to implement during the second half of 2008 will fully restore its operating profit margins by the fourth quarter of 2008. However, until those price increases are fully implemented, it expects that earnings will continue to be negatively impacted. Based on this, the Company has lowered its 2008 full year earnings per diluted share estimate to a range of $0.62 to $0.70. Based on its assessment of the current sales volume trends and anticipated pricing actions for the remainder of the year, the Company raised its 2008 full year net sales estimate to a range of $830 to $850 million. The Company also revised its capital expenditure guidance to approximately $40 to $42 million for the year.

On April 25, 2008, the Company provided a full year net sales estimate range of $805 to $835 million, an earnings per diluted share range of $0.70 to $0.80, and a capital expenditure range of $45 to $50 million.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 20, 2008 to stockholders of record at the close of business on August 11, 2008.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, July 25, 2008 to discuss second quarter financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers, or (706) 634-1425 for international callers. The access code is “LANCE.” A continuous telephone replay of the call will be available beginning at 12:00 pm on July 25, 2008 and running through August 1st at midnight. The replay telephone number is (800) 642-1687 for U.S. callers, or (706) 645-9291 for international callers. The replay access code is 54349374. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increases impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	June 28, 2008	June 30, 2007
Net sales	$213,614	$197,036
Cost of sales	133,691	109,435

Gross margin	79,923	87,601

Selling, general and administrative	74,568	71,467
Other expense, net	161	973

Income from continuing operations before interest and taxes	5,194	15,161

Interest expense, net	860	615
Income tax expense	1,626	5,277

Net income from continuing operations	$2,708	$9,269

Loss from discontinued operations	—	(346)
Income tax benefit	—	(129)

Net loss from discontinued operations	—	(217)

Net Income	$2,708	$9,052

Basic earnings/(loss) per share:
From continuing operations	$0.09	$0.30
From discontinued operations	—	(0.01)

Basic earnings per share	$0.09	$0.29
Weighted average shares outstanding – basic	31,181,000	30,927,000

Diluted earnings/(loss) per share:
From continuing operations	$0.09	$0.30
From discontinued operations	—	(0.01)

Diluted earnings per share	$0.09	$0.29
Weighted average shares outstanding — diluted	31,807,000	31,414,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Six Months Ended
	June 28, 2008	June 30, 2007
Net sales	$411,582	$379,463
Cost of sales	257,152	212,412

Gross margin	154,430	167,051

Selling, general and administrative	147,425	141,082
Other expense, net	157	884

Income from continuing operations before interest and taxes	6,848	25,085

Interest expense, net	1,465	1,219
Income tax expense	2,030	8,725

Net income from continuing operations	$3,353	$15,141

Income from discontinued operations	—	190
Income tax expense	—	69

Net income from discontinued operations	—	121

Net Income	$3,353	$15,262

Basic earnings per share:
From continuing operations	$0.11	$0.49
From discontinued operations	—	—

Basic earnings per share	$0.11	$0.49
Weighted average shares outstanding – basic	31,142,000	30,866,000

Diluted earnings per share:
From continuing operations	$0.11	$0.49
From discontinued operations	—	—

Diluted earnings per share	$0.11	$0.49
Weighted average shares outstanding — diluted	31,701,000	31,308,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 28, 2008	December 29, 2007
Assets:
Cash and cash equivalents	$1,086	$8,647
Accounts receivable, net	77,127	64,081
Inventories	45,048	38,659
Other current assets	24,599	21,702

Total Current Assets	147,860	133,089
Fixed assets, net	211,879	205,075
Goodwill and other intangibles, net	87,549	69,127
Other noncurrent assets	6,058	5,712

Total Assets	$453,346	$413,003

Liabilities and Stockholders’ Equity:
Accounts payable	$29,030	21,169
Short term debt	13,958	—
Other current liabilities	53,379	53,468

Total Current Liabilities	96,367	74,637

Long-term debt	74,000	50,000
Other liabilities	40,519	41,269
Stockholders’ equity	242,460	247,097

Total Liabilities and Stockholders’ Equity	$453,346	$413,003

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Six Months Ended
	June 28, 2008	June 30, 2007
Operating Activities:
Net income	$3,353	$15,262
Depreciation and amortization	16,105	14,461
Stock-based compensation expense	2,170	1,767
Loss on sale of fixed assets	195	518
Changes in other operating assets and liabilities	(11,503)	(3,057)

Net cash from operating activities	10,320	28,951

Investing Activities:
Purchases of fixed assets	(21,603)	(22,608)
Proceeds from sale of fixed assets	321	3,319
Business acquisition, net of cash acquired	(23,931)	—
Purchase of investment	—	(2,090)

Net cash used in investing activities	(45,213)	(21,379)

Financing Activities:
Dividends paid	(10,044)	(9,900)
Issuances of common stock	1,641	2,769
Proceeds from debt	38,014	—
Repayments of acquired debt from acquisition	(2,239)	—

Net cash from/(used in) financing activities	27,372	(7,131)

Effect of exchange rate changes on cash	(40)	87

(Decrease)/increase in cash and cash equivalents	(7,561)	528
Cash and cash equivalents at beginning of period	8,647	5,504

Cash and cash equivalents at end of period	$1,086	$6,032